EXHIBIT 99.1

Utah Medical Products, Inc. Reports Financial Performance for Third Quarter 2017

Contact: Paul Richins	October 24, 2017
(801) 566-1200

Salt Lake City, Utah – In the third calendar quarter (3Q) and first nine months (9M) of 2017, Utah Medical Products, Inc. (Nasdaq: UTMD) achieved results which confirm that the Company is very likely to significantly exceed its previously announced goals for 2017.

Currencies in this report are denoted as $ or USD = U.S. Dollars; AUD = Australia Dollars; GBP = UK Pound Sterling; EUR = Euros; and CAD = Canadian Dollars.  Currency amounts are in thousands, except per share amounts and where noted.

Summary of Financial Results
In USD terms, changes in 3Q and 9M 2017 consolidated income statement results compared to the same time periods in the prior calendar year were as follows:

	3Q (July – September)	9M (January – September)
Sales:	+ 5%	+ 3%
Gross Profit:	+ 12%	+ 9%
Operating Income:	+ 19%	+ 15%
Net Income:	+ 23%	+ 17%
Earnings Per Share:	+ 25%	+ 18%

In contrast to prior calendar quarters, UTMD's relative 3Q performance was enhanced by a weaker USD.  Because the initial large impact of BREXIT on the value of the GBP occurred in late 2Q 2016, the change in relative value of the USD to the GBP in 3Q 2017 compared to 3Q 2016 was minimal.  Revenues in 3Q 2017 would have been $71 lower using the same foreign currency exchange (FX) rates as in the prior year ("constant dollars"), but because of the effect of BREXIT in first half (1H) 2017 compared to 1H 2016, revenues in 9M 2017 would have been $235 higher in constant dollars. UTMD's FX rates for income statement purposes are transaction-weighted averages. The average rates from the applicable foreign currency to USD during 3Q 2017 and 9M 2017 compared to the same periods in 2016 follow:

	3Q 17	3Q 16	Change	9M 17	9M 16	Change
GBP	1.312	1.314	(0.1%)	1.277	1.393	(8.3%)
EUR	1.172	1.118	+ 4.8%	1.116	1.116	-
AUD	0.789	0.759	+ 4.0%	0.766	0.744	+ 3.0%

UTMD's revenues invoiced in the above foreign currencies represented 27.3% of total consolidated USD sales in 3Q 2017 and 24.9% in 9M 2017.

The weighted average FX rate for CAD was 0.800 USD/CAD in 3Q 2017, and 0.764 USD/CAD in 9M 2017.  UTMD did not invoice customers in CAD in 2016.

UTMD's FX rates for balance sheet purposes are the applicable rates at the end of each reporting period. The FX rates from the applicable foreign currency to USD for assets and liabilities at the end of September 2017 and the end of September 2016 follow:

	September 30, 2017	September 30, 2016	Change
GBP	1.340	1.301	+ 3.0%
EUR	1.181	1.124	+ 5.1%
AUD	0.784	0.767	+ 2.3%
CAD	0.799	0.767	+4.2%

UTMD profit margins in 3Q 2017 and 9M 2017 compared to 3Q 2016 and 9M 2016 follow:
	3Q 2017 (Jul – Sep)	3Q 2016 (Jul – Sep)	9M 2017 (Jan – Sep)	9M 2016 (Jan – Sep)
Gross Profit Margin (gross profits/ sales):	64.2%	59.8%	63.8%	59.9%
Operating Income Margin (operating profits/ sales):	46.2%	40.8%	46.3%	41.3%
Net Income Margin (profit after taxes/ sales):	35.8%	30.4%	35.3%	30.9%

UTMD's consolidated 3Q 2017 gross profit margin (GPM) continued to confirm the substantial benefit of UTMD starting to distribute directly to established Filshie Clip System users in Canada and France in 2017.

Consolidated operating expenses (OE) were about the same in both 3Q periods, primarily because the FX rate for the GBP was about the same, yielding Identifiable Intangible Asset (IIA) amortization expense of $522.5 in USD terms in 3Q 2017 compared to $523.5 in 3Q 2016.  Because UTMD's 3Q 2017 Operating Income Margin (OIM) was consistent with 1H 2017, the 9M OIM was also about the same.  The five percentage point difference in 9M 2017 OIM compared to 9M 2016 was due to the GPM improvement plus $196 lower consolidated operating expenses.

Net Income (NI) was further leveraged as a result of a consolidated income tax provision rate about three points lower in 3Q 2017 and two points lower in 9M 2017 than in the same periods in the prior year.  On April 1, 2017, the UK corporate income tax rate declined from 20% to 19%.  For foreign subsidiaries, the tax provision booked in consolidated results is based on taxable income in the applicable sovereignty, not based on U.S. GAAP Income Before Tax (EBT).  As UTMD held about $19 million in cash in USD currency in Ireland and UK subsidiary bank accounts at the end of September 2017, and the USD weakened relative to the native currencies in applicable 2017 time periods, the resulting translation loss for each subsidiary created a tax credit in those subsidiaries. In summary, although there was not a corresponding translation loss for consolidated UTMD results, which are obviously expressed in USD, there was a substantial tax provision benefit for the Ireland and UK subsidiaries.

Earnings Per Share (EPS) for the most recent twelve months (TTM) were $3.68.

Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, TTM consolidated earnings before taxes, excluding the remeasured bank balance currency loss or gain and interest expense (EBITDA), were $21,000. 9M 2017 EBITDA were $16,653 compared to $14,871 in 9M 2016.

Compared to the end of September a year earlier, UTMD's cash and investment balances increased $5.9 million to $37,516. UTMD's current ratio as of September 30, 2017 was 9.3.  The balance of Intangible Assets declined $1.4 million from a year earlier due to amortization and the change in FX rates. Intangible assets were 36% of total assets on September 30, 2017 compared to 41% a year earlier.

Income Statement Summary.
Compared to 3Q 2016, sales in 3Q 2017 were $71 higher than they would have been with constant FX.  Compared to 9M 2016, sales in 9M 2017 were $235 lower than they would have been with constant FX.  Constant currency USD sales for 3Q 2017 were up 4.1%, and 9M 2017 constant currency sales were up 3.3%.

In 3Q 2017 and 9M 2017, USD sales outside the U.S. (OUS) were 10% and 2% higher, respectively, due to the increase in direct sales in Canada and France. U.S. Domestic sales, including direct sales to U.S. clinical facilities, OEM sales of components and finished devices to other companies, and sales of the Filshie Clip System to UTMD's exclusive U.S. distributor, CooperSurgical Inc. (CSI), were overall about the same in 3Q 2017 as in 3Q 2016, and 3% higher in 9M 2017 compared to 9M 2016.  Domestic sales of the Filshie Clip System to CSI were 67% and 24% higher in 3Q 2017 and 9M 2017, respectively, compared to the same periods in 2016.  OEM sales were 4% higher in both 3Q 2017 and 9M 2017 periods, respectively. Direct sales to U.S. clinical facilities were 8% and 2% lower in 3Q 2017 and 9M 2017, respectively.

UTMD's consolidated GPM improved substantially primarily due to the conversion from distributor sales to direct end-user sales of the Filshie Clip System in France and Canada. The 3Q 2017 GPM was further enhanced by an $80 favorable adjustment to UTMD's U.S. health plan reserve.

Consolidated OE were $196 lower in 9M 2017 compared to 9M 2016 even after the addition of $190 in 9M 2017 OE for the new UTMD Canada subsidiary. OE are comprised of general and administrative (G&A), sales and marketing (S&M) and product development (R&D) expenses. Included in G&A expenses, the UK amortization of IIA was only £4 lower in 9M 2017 compared to 9M 2016, but $145 lower because of USD/GBP FX rates. Remaining G&A expenses were $88 higher in 9M 2017 than in 9M 2016, with $142 new G&A expenses in Canada.  Consolidated S&M expenses were $116 lower in 9M 2017 compared to 9M 2016.  This includes $48 new S&M expense in Canada. R&D expenses were $23 lower in 9M 2017 compared to 9M 2016.

The combination of lower total OE and higher GPM spurred a 15% increase in 9M 2017 Operating Income (OI) with just a 3% increase in revenues. The 17% higher UTMD Net Income (NI) in 9M 2017 was a result of the 15% higher OI plus 1) a change in the income tax rate in the UK starting in 2Q 2017, and 2) a lower tax provision in the UK and Ireland based on translation of USD cash balances in those sovereignties when converted to their respective native currencies.

UTMD's repurchase of 50,000 of its shares in 4Q 2016 and slightly lower dilution from options further leveraged 9M 2017 EPS.  EPS in 9M 2017 were up 18% to $2.953 compared to $2.493 in 9M 2016.  Based on the strong 9M 2017 financial performance, management projects EPS of greater than $3.70 for the 2017 year as a whole.

Sales.  U.S. domestic sales were 0% ($8) higher in 3Q 2017 than in 3Q 2016, and 3% ($443) higher in 9M 2017 than in 9M 2016.  Domestic sales were 49% of total consolidated sales in 3Q 2017 and 51% in 3Q 2016, and 49% in both 9M 2017 and 9M 2016. Sales of Femcare's Filshie Clip System to CooperSurgical Inc. (CSI) for distribution in the U.S. were $264 higher in 3Q 2017 compared to 3Q 2016, and $594 higher in 9M 2017 compared to 9M 2016.  CSI purchases included, for the first time, $159 in 3Q 2017 and $244 in 9M 2017 of Filshie Sterishot kits which incorporate single use applicators approved by the FDA in December 2016. Femcare's sales to CSI were 13% of total domestic sales in 3Q 2017 compared to 8% in 3Q 2016, and 20% in 9M 2017 compared to 16% in 9M 2016. Domestic OEM sales were $32 higher in 3Q 2017 compared to 3Q 2016, and $95 higher in 9M 2017 compared to 9M 2016. Direct sales to U.S. user facilities were $287 lower in 3Q 2017 compared to 3Q 2016, and $246 lower in 9M 2017 compared to 9M 2016. All of the lower domestic direct sales were due to a weaker third quarter order pattern from U.S. hospitals in all product categories, partly due to one less shipping day, partly from the effects of hurricanes in the U.S., partly resulting from an end of 3Q 2017 delivery glitch by UTMD's sterilizer, and partly related to a larger volume of late orders that didn't ship until the beginning of October (resulting in a larger than normal 4Q 2017 beginning backlog).

OUS sales consolidated in USD in 3Q 2017 were 10% ($462) higher than in 3Q 2016, and 2% ($325) higher in 9M 2017 than in 9M 2016. In 9M 2017, UTMD lost $235 in OUS sales due to a weaker GBP. In other words, constant dollar OUS sales were 4% ($560) higher in 9M 2017 compared to 9M 2016. UK subsidiary USD-denominated OUS trade sales, including direct sales to France clinical facilities, were 25% of total OUS sales in 3Q 2017 and 24% in 9M 2017. Australia subsidiary USD sales were 11% of total OUS sales in both 3Q 2017 and 9M 2017.  Ireland subsidiary USD trade sales were 26% of total OUS sales in 3Q 2017 and 25% in 9M 2017.  Canada subsidiary USD sales were 13% of total OUS sales in 3Q 2017 and 14% in 9M 2017.

In product categories, 3Q 2017 global blood pressure monitoring device/ components (BPM) sales were 9% ($178) lower, neonatal device sales were 8% (+$108) higher, obstetrics device sales were 1% ($11) lower, and gynecology/ electrosurgery/ urology (GYN) device sales were 11% (+$552) higher compared to 3Q 2016. For 9M 2017 compared to 9M 2016 global sales in product categories, BPM sales were 8% ($478) lower, neonatal device sales were 0% ($1) lower, obstetrics device sales were 2% ($56) lower, and GYN device sales were 8% (+$1,303) higher.  The lower BPM product sales were due to lower 2017 purchases of BPM kits by UTMD's two largest OUS distributors - in China ($233 lower) and Germany ($339 lower). UTMD expects sales of BPM kits to these two distributors to continue to be lower.

Looking forward, sales in 4Q 2017 compared to 4Q 2016 are expected to grow more than they did in 3Q 2017 compared to 3Q 2016, for several reasons: 1) 4Q 2016 was UTMD's lowest sales quarter in 2016; 2) a higher than usual 4Q 2017 beginning backlog; 3) the CSI committed 4Q 2017 order indicates 47% higher Filshie Clip System purchases than in 4Q 2016, 4) a continued weaker USD is expected to have a favorable impact on foreign currency consolidated sales, and 5) Bayer has announced that the Essure, the Filshie Clip System's chief competing surgical permanent contraception device, will no longer be sold OUS.

Gross Profit.  Gross Profit (GP) is Revenues (sales) minus the cost of manufacturing or purchasing finished products for resale. UTMD's consolidated 3Q 2017 GPM at 64.2% was much higher than the 59.8% GPM in 3Q 2016. The primary reason was direct sales in Canada and France at retail prices which replaced distributor sales at wholesale prices in the prior year.  The higher 3Q 2017 GPM relative to the 1H 2017 63.7% GPM was due to a favorable $80 adjustment in UTMD's U.S. health plan reserve due to better than expected employee medical cost experience. The consolidated GPM in 9M 2017 was 63.8%, compared to 59.9% in 9M 2016.

Operating Income. Operating Income (OI) is GP minus OE. Consolidated USD-denominated OE were $1,817 in 3Q 2017 (17.9% of consolidated revenues) compared to $1,836 in 3Q 2016 (19.0% of consolidated revenues). Holding OE relatively constant while increasing sales added leverage to the 12.5% increase in GP in achieving UTMD's 18.8% increase in 3Q 2017 OI.  Consolidated OE were $5,487 in 9M 2017 (17.6% of revenues) compared to $5,684 in 9M 2016 (18.7% of revenues), helping to leverage a 9.2% increase in GP into a 14.9% increase in OI for 9M 2017.

A weaker GBP in the first half of the year helped lower 9M 2017 amortization of IIA resulting from the Femcare acquisition, which are part of G&A expenses, by $145. To be more clear, consolidated G&A expenses included non-cash expense from the amortization of IIA resulting from the Femcare acquisition of $522 (5.2% of consolidated revenues) in 3Q 2017 and $1,526 (4.9% of consolidated revenues) in 9M 2017, compared to $524 (5.4% of consolidated revenues) in 3Q 2016 and $1,671 (5.5% of consolidated revenues) in 9M 2016. The period to period differences in USD-denominated IIA amortization expense were almost all FX-related since the IIA amortization expense was £1,196 in 9M 2017 compared to £1,201 in 9M 2016.  G&A expenses excluding the noncash IIA amortization expense were $828 (8.2% of revenues) in 3Q 2017 compared to $770 (8.0% of revenues) in 3Q 2016.  The increase in 3Q 2017 was due to $44 in G&A expense for the new Canada subsidiary and a stronger EUR which increased Ireland G&A expenses in USD terms.  G&A expenses excluding the noncash IIA amortization expense were $2,467 (7.9% of revenues) in 9M 2017 compared to $2,379 (7.8% of revenues) in 9M 2016.  Again, the increase was due to G&A expenses for the new Canada subsidiary, which added $142 to consolidated G&A expenses in 9M 2017.

S&M expenses were $364 (3.6% of revenues) in 3Q 2017 compared to $408 (4.2% of revenues) in 3Q 2016. In 9M 2017, S&M expenses were $1,154 (3.7% of revenues) compared to $1,270 (4.2% of revenues) in 9M 2016.
Consolidated S&M expenses declined despite an increase in S&M expenses for the new Canada subsidiary of $17 in 3Q 2017 and $48 in 9M 2017. The lower overall S&M expenses resulted from not replacing a few sales employees as quickly as planned, and increased operating efficiencies in customer service and marketing. In 2017, UTMD was able to begin marketing direct to medical facility end users in France by incorporating preexisting UK S&M resources.

R&D expenses were $103 (1.0% of sales) in 3Q 2017 compared to $135 (1.4% of revenues) in 3Q 2016. In 9M 2017, R&D expenses were $341 (1.1% of revenues) compared to $364 (1.2% of revenues) in 9M 2016. Variations in R&D expenses result from costs of projects, including engineering time, in different stages of completion.  At UTMD, R&D engineers also devote much of their time to manufacturing process improvements.

Tightly managing OE remained a key to UTMD's excellent profitability.

Income before Tax (EBT).  EBT results from subtracting net non‑operating expense (NOE) from, or adding net non-operating income (NOI) to, OI. NOE includes 1) loan interest, 2) bank fees and 3) losses from remeasuring the value of EUR cash bank balances in the UK, and GBP cash balances in Ireland, in USD terms, minus NOI from 1) rent of underutilized property, 2) investment income, 3) gains from remeasuring the value of EUR cash bank balances in the UK, and GBP cash balances in Ireland, in USD terms, and 4) royalties received from licensing the Company's technology. NOI is negative NOE.

Consolidated 3Q 2017 EBT was $4,696 (46.4% of sales) compared to $3,980 (41.2% of sales) in 3Q 2016. In 3Q 2017, UTMD had NOI of $17 compared to NOI of $41 in 3Q 2016. Consolidated 9M 2017 EBT was $14,503 (46.5% of sales) compared to $12,772 (42.0% of sales) in 9M 2016. In 9M 2017, UTMD had NOI of $66 compared to NOI of $206 in 9M 2016. The higher NOI in 2016 was essentially due to remeasured currency gains in ending EUR balances in the UK.

The EBT of Utah Medical Products, Ltd (Ireland) was EUR 2,229 in 9M 2017 compared to EUR 2,455 in 9M 2016. The lower 2017 EBT in Ireland was due to Ireland selling its manufactured Filshie Sterishot kits on a discounted intercompany basis to UTMD Canada and UTMD UK for distribution directly into France, instead of selling on a wholesale trade basis to external distributors distributing Filshie devices in Canada and France.  The trade-off to lower Ireland EBT was higher UK subsidiary trade revenues and profits, and new revenues and profits by UTMD Canada. EBT of Femcare Group Ltd (Femcare-Nikomed, Ltd., UK and Femcare Australia) was GBP 3,141 in 9M 2017 compared to GBP 2,374 in 9M 2016.  The 9M 2017 EBT of Utah Medical Products Canada, Inc. was CAD 1,497.

Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 3Q 2017 consolidated EBT excluding the noncash remeasured bank balance currency gain or loss and interest expense ("adjusted consolidated EBITDA") were $5,417 compared to $4,670 in 3Q 2016. Adjusted consolidated EBITDA in 9M 2017 were $16,653 compared to $14,871 in 9M 2016. Based on this 9M performance, management now projects approximately $21.5 million in adjusted EBITDA for the year.

Net Income. Net Income (NI) in 3Q 2017 of $3,622 was 23.4% ($686) higher than the NI of $2,935 in 3Q 2016.  The consolidated income tax provision rate in 3Q 2017 was 22.9% compared to 26.3% for 3Q 2016. NI in 9M 2017 of $11,027 was 17.2% ($1,616) higher than the NI of $9,411 in 9M 2016. The consolidated income tax provision rates were 24.0% in 9M 2017 and 26.3% in 9M 2016. UTMD's NIM, NI divided by consolidated revenues, was 35.8% in 3Q 2017 and 35.3% in 9M 2017. The NIM for 3Q 2016 was 30.4%, and 30.9% in 9M 2016.

Earnings Per Share (EPS).  EPS in 3Q 2017 were $0.969.  EPS in 9M 2017 were $2.953.  With some help from lower diluted shares outstanding, 3Q 2017 EPS increased 24.7% (19.2 cents) compared to 3Q 2016, and 9M 2017 EPS increased 18.5% (46.0 cents) compared to 9M 2016. Looking forward, management is now projecting full year 2017 EPS greater than $3.70.

Diluted shares outstanding used to calculate 3Q 2017 EPS were 3,738,190 compared to 3,777,537 in 3Q 2016.  The number of shares added as a dilution factor in 3Q 2017 was 19,300 compared to 16,837 in 3Q 2016.  Diluted shares outstanding used to calculate 9M 2017 EPS were 3,734,102 compared to 3,775,166 in 9M 2016.  The number of shares added as a dilution factor in 9M 2017 was 17,647 compared to 17,885 in 9M 2016.

Although UTMD has not to date in 2017 repurchased any of its shares in the open market, in 4Q 2016 UTMD repurchased 50,000 shares which accounts for the lower outstanding shares in 9M 2017 compared to 9M 2016. Outstanding shares at the end of 3Q 2017 were 3,719,328 which included 9M 2017 employee and outside director option exercises of 6,409 shares. The number of shares used for calculating earnings per share was higher than ending shares because of a time-weighted calculation of average outstanding shares plus dilution from unexercised employee and director options. The total number of outstanding unexercised employee and outside director options at September 30, 2017 was 57,019 shares at an average exercise price of $45.35/ share, including shares awarded but not vested. This compares to 49,398 unexercised option shares outstanding at September 30, 2016 at an average exercise price of $39.55/ share. No option shares have been awarded to date in 2017.

The closing share price at the end of 3Q 2017 was $73.55 compared to $72.75 at the end of calendar year 2016, and $59.80 at the end of 3Q 2016.

UTMD's September 30, 2017 balance sheet compared with its December 31, 2016 balance sheet demonstrates continued strengthening. Working capital increased $10,992 in 9M 2017. Capital expenditures for property and equipment were $174 in 9M 2017, compared to depreciation expense of $489. In 3Q 2017 UTMD distributed $985 in cash dividends to its stockholders.

Key balance sheet changes as of September 30, 2017 from the end of 2016:

[Million $$]
Cash & Investments:	+11.2
Trade Receivables:	+ 1.5
Inventory:	+ 0.5
Intangible Assets (net):	+ 0.5
Total Current Liabilities:	+ 2.2
Stockholders' Equity:	+12.0

Financial ratios as of  September 30, 2017 follow:

1)	Current Ratio = 9.3
2)	Days in Receivables (based on 3Q 2017 sales activity) = 42
3)	Average Inventory Turns (based on 3Q 2017 CGS) = 2.9
4)	Year-to-Date ROE = 20% (prior to dividend payments)
= 14% (after accrual of shareholder dividends)

Risk factors that could cause results to differ materially in future quarters include clinical acceptance of products, the effect of Bayer's decision to stop selling Essure in countries OUS, timing of regulatory approvals of new products and of distributing existing products in new geographical areas, government intervention in the health care marketplace, distribution restrictions by anticompetitive hospital administrative agreements, foreign currency exchange rates, the Company's ability to efficiently manufacture, market, and sell its products globally, among other factors that have been outlined in UTMD's public disclosure filings with the SEC. The SEC Form 10-Q for 3Q 2017 will be filed with the SEC by November 9.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over a hundred countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., please visit UTMD's website at www.utahmed.com.

Utah Medical Products, Inc.
INCOME STATEMENT, Third Quarter (3 months ended September 30)
(in thousands except earnings per share):

	3Q 2017	3Q 2016	Percent Change
Net Sales	$10,125	$9,655	+4.9%
Gross Profit	6,496	5,775	+12.5%
Operating Income	4,679	3,939	+18.8%
Income Before Tax	4,696	3,980	+18.0%
Net Income	3,622	2,935	+23.4%
Earnings Per Share	$0.969	$0.777	+24.7%
Shares Outstanding (diluted)	3,738	3,778

INCOME STATEMENT, Three Quarters  (9 months ended September 30)
(in thousands except earnings per share):

	9M 2017	9M 2016	Percent Change
Net Sales	$31,213	$30,446	+2.5%
Gross Profit	19,925	18,250	+9.2%
Operating Income	14,438	12,566	+14.9%
Income Before Tax	14,503	12,772	+13.6%
Net Income	11,027	9,411	+17.2%
Earnings Per Share	$2.953	$2.493	+18.5%
Shares Outstanding (diluted)	3,734	3,775

BALANCE SHEET
(in thousands)	(unaudited) SEP 30, 2017	(unaudited) JUN 30, 2017	(audited) DEC 31, 2016	(unaudited) SEP 30, 2016
Assets
Cash & Investments	$37,516	$33,809	$26,360	$31,607
Accounts & Other Receivables, Net	4,730	4,473	3,211	5,029
Inventories	5,042	4,798	4,542	4,529
Other Current Assets	733	709	754	738
Total Current Assets	48,021	43,789	34,867	41,903
Property & Equipment, Net	10,407	10,145	9,966	7,301
Intangible Assets, Net	32,247	32,011	31,751	33,612
Total Assets	$90,675	$85,945	$76,584	$82,816
Liabilities & Stockholders' Equity
Total Current Liabilities	$5,183	$4,394	$3,022	$5,528
Deferred Tax Liability – Intangible Assets	3,176	3,178	3,209	3,612
Deferred Revenue and Income Taxes	1,119	1,120	1,109	1,004
Stockholders' Equity	81,197	77,253	69,244	72,672
Total Liabilities & Stockholders' Equity	$90,675	$85,945	$76,584	$82,816